Exhibit (h)(2)(xv)

Form of

Amendment No. 4 to Transfer Agent Interactive Client Services Agreement

This Amendment No. 2 to Transfer Agent Interactive Client Services Agreement (this “Amendment”), dated ________ __, 2008 between Westcore Trust, a Massachusetts Business Trust (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation (the “ALPS”).

WHEREAS, the Trust and ALPS entered into a Transfer Agent Interactive Client Services Agreement dated October 13, 2003, as subsequently amended (the “Agreement”); and

WHEREAS, ALPS and the Trust wish to amend the Agreement to include a new series of the Trust named the Micro-Cap Opportunity Fund.

1. The parties agree to delete Schedule I in its entirety and replace it with a new Schedule I attached hereto.

            2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

FUND LIST

Black Rock Money Market Portfolio

Growth Fund

Plus Bond Fund

MIDCO Growth Fund

Blue Chip Fund

Small Cap Opportunity Fund

Flexible Income Fund

Colorado Tax Exempt Fund

Mid Cap Opportunity Fund

International Frontier Fund

Select Fund

Small Cap Value Fund

Micro-cap Opportunity Fund